State of Delaware
Secretary of State
Division of Corporations
Delivered 02:48 PM 12/12/2018
FILED 02:48 PM 12/12/2018
SR 20188112735 - File Number 7190627

State of Delaware
Limited Liability Company
Certificate of Formation

First: The name of this Delaware limited liability company is:

Cardone Equity Fund VI LLC

Second: The name and address of the registered agent of the Company is:

Corporate Creations Network Inc.
3411 Silverside Road Tatnall Building #104
Wilmington DE 19810

The undersigned authorized person has executed this Certificate of Formation on December 12, 2018.

/s/ Jim Perkins
Authorized Person:
Jim Perkins, Special Secretary